UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2013 (December 16, 2013)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Amended and Restated Senior Secured Credit Facility
On December 16, 2013 (the “Closing Date”), AMC Networks Inc. (“AMC Networks”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among AMC Networks and its subsidiary, AMC Network Entertainment LLC (“AMC Network Entertainment”), as the Initial Borrowers, certain of AMC Networks’ subsidiaries, as restricted subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, the lenders party thereto and the other financial institutions party thereto. The Credit Agreement amends and restates AMC Networks’ prior credit agreement dated June 30, 2011 (the “Original Credit Agreement”) in its entirety.
The Credit Agreement provides the Initial Borrowers with senior secured credit facilities consisting of (a) an initial $880 million Term Loan A that was used by AMC Networks to retire the outstanding Term Loan A Facility provided under the Original Credit Agreement, (b) a subsequent $600 million Term Loan A that will be available upon the satisfaction of certain conditions related to consummation of AMC Networks’ acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, pursuant to the Stock Purchase Agreement entered into by AMC Networks on October 28, 2013, and (c) a $500 million revolving credit facility (the “Revolving Facility”) that was not drawn upon on the Closing Date.
Borrowings under the Credit Agreement bear interest at a floating rate, which at the option of the Initial Borrowers may be either (a) a base rate plus an additional rate ranging from 0.50% to 1.25% per annum (determined based on a cash flow ratio) (the “Base Rate”), or (b) a Eurodollar rate plus an additional rate ranging from 1.50% to 2.25% per annum (determined based on a cash flow ratio) (the “Eurodollar Rate”), provided that for the six month period following the Closing Date, the additional rate used in calculating both floating rates is subject to a floor of (i) 1.00% per annum for borrowings bearing the Base Rate, and (ii) 2.00% per annum for borrowings bearing the Eurodollar Rate.
The Credit Agreement requires the Initial Borrowers to pay a commitment fee of between 0.25% and 0.50% (determined based on a cash flow ratio) in respect of the average daily unused commitments under the Revolving Facility. The Initial Borrowers also are required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the Credit Agreement.
All obligations under the Credit Agreement are guaranteed by certain of the Initial Borrowers’ existing and future domestic restricted subsidiaries in accordance with the Credit Agreement. All obligations under the Credit Agreement, including the guarantees of those obligations, are secured by certain assets of AMC Networks, AMC Network Entertainment and certain of their subsidiaries.
The Credit Agreement contains certain affirmative and negative covenants applicable to AMC Networks, AMC Network Entertainment and AMC Networks’ restricted subsidiaries. These include restrictions on AMC Networks’ ability to incur indebtedness, make investments in entities that are not “Restricted Subsidiaries” (as defined in the Credit Agreement), place liens on assets, enter into certain affiliate transactions and make certain restricted payments, including restrictions on AMC Networks’ ability to pay dividends on its common stock. The Credit Agreement also requires the Initial Borrowers to comply with the following financial covenants: (i) a maximum ratio of net debt to annual operating cash flow (each defined in the Credit Agreement) of 6.50:1 initially, and decreasing to 6.00:1 on and after January 1, 2016; and (ii) a minimum ratio of annual operating cash flow to annual total interest expense (as defined in the Credit Agreement) of 2.50:1.
The Credit Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K and the description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, which is incorporated into these Items 1.01 and 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

10.1
Amended and Restated Credit Agreement dated December 16, 2013 among AMC Networks Inc. and AMC Network Entertainment LLC, as the Initial Borrowers, certain subsidiaries of AMC Networks Inc. named therein, as restricted subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, the lenders party thereto and the other financial institutions party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC Networks Inc.
(Registrant)

Dated:	December 19, 2013	By:	/s/ Sean S. Sullivan
Name: Sean S. Sullivan
Title: Executive Vice President and Chief Financial Officer